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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement No. 333-44429 of Comverse Technology, Inc. on Form S-8 of our report dated February 12, 1998, appearing in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended December 31, 1997, our report dated March 31, 1998, appearing in the Transition Report on Form 10-K of Comverse Technology, Inc. for the period ended January 31, 1998, and our report dated June 17, 1998, appearing in the Current Report on Form 8-K of Comverse Technology, Inc. dated June 30, 1998.


/S/ Deloitte & Touche LLP


New York, New York
July 16, 1998